Exhibit 4.42

English Translation

Call Option Agreement

THIS CALL OPTION AGREEMENT (“this Agreement”) is entered into by and among the parties below (“the Parties”) in Beijing on June 25, 2008.

Party A: Beijing Perfect World Software Co., Ltd.

Address: 8F, Huakong Building, 1# Shangdi East Road, Haidian District, Beijing

Party B: Beijing Huanxiang Zongheng Network Technology Co., Ltd.

Address: E701, Yingchuang Dongli, 1# Shangdi East Road, Haidian District

Party C: Yufeng Chi

ID Number: 110108197109148935

Party D: Qi Zhu

ID Number: 110101197208063019

WHEREAS:

(1) Party C and Party D are Party B’s shareholders and hold 50% and 50% of the equities of Party B respectively;

(2) Party A is a wholly foreign-owned enterprise incorporated and existing under the Chinese laws and provides technology support, technology consultancy and other related services for Party B. Currently, Party A has become an important partner of Party B; and

(3) Party C and Party D intend to grant to Party A the exclusive option to purchase all or part of the equities of Party C and Party D in Party B at any time without violating Chinese legal requirements.

Pursuant to the relevant laws and regulations of the People’s Republic of China, the Parties, abiding by the principles of sincere cooperation, equality, mutual benefit and joint development and through friendly negotiations, hereby agree as follows:

Article 1 Definitions

In this Agreement, the following terms shall have the following meanings:

1.1 Agreement means this Agreement, along with its annexes attached hereto and the written amendments to this Agreement as may be signed by the Parties from time to time.

1.2 China means the People’s Republic of China, and for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3 Date means the year, month and day. The terms “within… (figure)” and “no later than… (figure)” in this Agreement shall include these figures.

Article 2 Grant and Exercise of Call Option

2.1 The Parties agree that Party A has the exclusive option to purchase at any time all or part of the equities of Party C and/or Party D in Party B according to the provisions of this Agreement. This option may be exercised by Party A or the qualified entity designated by Party A. This option is granted to Party A once this Agreement is signed by the Parties and such granting shall not be revoked within the valid term of this Agreement once it is made.

2.2 The call option shall be exercised only when the following conditions are satisfied: the holding by Party A (or by the qualified entity designated by Party A) of Party B’s equity does not violate applicable Chinese laws and regulations.

2.3 In order to exercise call option, Party A shall give a written notice (“Exercise Notice”) to Party C or Party D, which indicates its intention of exercising call option according to the provisions of this Agreement as well as the quantity of the equity to be purchased.

2.4 Within thirty days after receiving the Exercise Notice, Party C and/or Party D, as the case may be, shall sign with Party A or the qualified entity designated by Party A the equity transfer contract consistent with the Exercise Notice, along with the other documents relating to transfer (collectively “Transfer Documents”).

2.5 To the extent permitted by law, when Party A decides to exercise call option, Party B, Party C and Party D shall unconditionally assist Party A in handling all examination, approval, license, registration and filing procedures necessary for the transfer.

Article 3 Exercise Price

Unless evaluation is required by law, the purchase price of all the equity to be purchased shall be: (1) RMB 10,000; or (2) the lowest price permitted by law (whichever is higher). If Party A purchases part of Party B’s equity, the exercise price shall be adjusted on the basis of the ratio of the proposed equity to all the equity.

Party C and Party D agree that to the extent permitted by related Chinese policies, laws and regulations, all exercise prices obtained by the authorizer when Party A exercises call option will be given to Party B without compensation.

Article 4 Representations and Warranties

4.1 Each party hereby represents and warrants to the other parties that:

(1) It has the full right, capacity and authority necessary to execute this Agreement and perform all the obligations and liabilities under this Agreement;

(2) The execution or performance of this Agreement does not violate any significant contract or agreement to which it is a party or any significant contract or agreement which binds upon it or its assets.

4.2 Party B, Party C and Party D severally and jointly represent and warrant to Party A that:

(1) On the effective date of this Agreement, Party C and Party D lawfully own the equity of Party B and have the full and valid right of disposal over such equity (except the limitations under Chinese laws and regulations). Except for the pledge arrangement as mentioned in the Equity Pledge Agreement signed by the Parties as of June 25, 2008, Party B’s equity owned by Party C and Party D is free and clear of any other pledge, third-party interests or third-party recourse.

(2) Within the valid term of this Agreement, without Party A’s written consent, Party C and Party D shall not transfer their equities in Party B to any third party.

(3) Within the valid term of this Agreement, Party B’s business activities comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by other relevant Chinese administrative authorities and have no violations of the above requirements, which have a material adverse influence upon Party B’s business activities or assets.

(5) Before Party A (or the qualified entity designated by it) exercises call option and obtains all of Party B’s equity, Party B shall not:

(a) make supplements, modifications or amendments to its articles of association in any way or manner whatsoever, which will materially influence Party B’s assets, liabilities, operations, equity and other lawful rights (except pro-rata capital increases to meet legal requirements);

(b) engage in any transaction that will materially influence Party B’s assets, liabilities, operations, equity and other lawful rights (except those occurring in its normal or ongoing course of business or disclosed to Party A and consented to by Party A in writing);

(c) cause its shareholders’ general meeting to adopt the resolutions on dividend distribution;

(d) sell, transfer, mortgage or otherwise dispose of the lawful or beneficial interests of any of its assets, businesses or income or allow them to be set with any other security interest (except those occurring in its normal or ongoing course of business or disclosed to Party A and consented to by Party A in writing);

(e) without Party A’s prior written consent, inherit, guarantee or permit any debts, except the debts which: (i) occur in the normal or ongoing course of business instead of borrowings; and (ii) are disclosed to Party A and consented to by Party A in writing;

(f) without Party A’s prior written consent, sign any significant contract, however, except for the contracts signed in the normal course of business (in this paragraph, a contract with a value exceeding RMB 100,000 is deemed as a significant contract);

(g) without Party A’s prior written consent, make a merger or consolidation with any person or acquire any person or invest in any person;

(6) Before Party A (or the qualified entity designated by it) exercises call option and obtains all of Party B’s equity, Party C and Party D shall jointly or severally:

(a) forthwith inform Party A of all lawsuits, arbitrations or proceedings that have occurred or are likely to occur with respect to the equities owned by both of them;

(b) cause Party B’s shareholders’ general meeting to approve the transfer of the equity to be purchased contemplated herein by voting; cause Party B to amend its articles of association so as to reflect the transfer of the shares or equities from Party C and Party D to Party A or Party A’s designee as well as the other changes as set out herein and immediately handle change registration procedures with Chinese competent authorities; cause Party B’s shareholders’ general meeting to adopt the resolution on appointing the person designated by Party A or Party A’s designee as new director and/or new legal representative;

(c) In order to maintain their ownership over the equity, sign all documents, take all actions and bring all complaints or make defenses against all claims, which are necessary or appropriate;

(d) To the extent permitted by relevant laws and regulations, upon request by Party A, promptly and unconditionally transfer their respective equities to Party A or its representative at any time and waive their rights of first refusal with respect to the equity transfer by the other existing shareholder;

(e) fully comply with this Agreement and the other agreements signed by Party B and Party A jointly or severally, fully perform the obligations under these agreements and be free of any action or inaction which will affect the validity and enforceability of these agreements;

(7) within the valid term of this Agreement, unless otherwise specified herein or consented to by Party A in writing, Party C and Party D will jointly and severally cause Party B to:

(a) Based on good financial and commercial standards and practices, maintain its existence, prudently and effectively deal with its businesses and affairs and make its best efforts to ensure that it continuously has the permits, licenses and approvals necessary for its business operations and that these permits, licenses and approvals are not cancelled;

(b) without Party A’s prior written consent, not seek a settlement or waive or change its request or other rights in any lawsuit;

(c) make its best efforts to keep its existing organization structure and continue maintaining its relations with customers so as to assure that Party B’s goodwill and operations are not materially influenced after equity transfer;

(d) without Party A’s prior written consent, not provide loans or credits for any person;

(e) without Party A’s prior written consent, not make a merger or consolidation with any third party, acquire the assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party;

(f) If Party A exercises call option according to the provisions of this Agreement, make its best efforts to obtain all government approvals and other consents (if any) necessary for equity transfer as early as possible.

Article 5 Other Provisions

To the extent permitted by applicable laws, Party C and Party D will extend Party B’s operation term depending on Party A’s approved operation term so as to be consistent with Party A’s operation term.

Article 6 Confidentiality

Each party hereto shall keep the contents of this Agreement confidential and without the prior consent of the other Parties, not disclose to any other person or release the contents of this Agreement, provided, however, that this obligation does not apply to any information which is: (i) disclosed under requirement of relevant laws and regulations; (ii) already publicly available other than through the fault of the disclosing party; (iii) disclosed to such party’s shareholder, legal adviser, accountant, financial consultant or other professional consultants; or (iv) disclosed to the potential buyer of equity of such party or its shareholder or other investors, debt or equity financier, which shall make appropriate confidentiality commitments (also subject to Party A’s consent if transferor is not Party A).

Article 7 Applicable Law and Defaulting Liability

The formation, validity, interpretation and performance of and settlement of disputes in connection with this Agreement shall be governed by the laws of the People’s Republic of China.

If any of the Parties violates the provisions of this Agreement and fails to fully perform this Agreement, or makes any false representation or warranty in this Agreement, or conceals or omits any significant fact, or does not perform its warranty, it shall be deemed to be in breach of this Agreement. The breaching party shall under take the corresponding defaulting liability in accordance with law.

Article 8 Settlement of Disputes

8.1 Any dispute arising from or out of the performance of this Agreement shall be settled by the Parties through friendly negotiations. In case no settlement can be reached, such dispute may be submitted for arbitration.

8.2 The dispute will be submitted to Beijing Arbitration Commission (“the Commission”) for arbitration in Beijing in accordance with the Commission’s arbitration rules then in effect.

8.3 The arbitral award shall be final and binding upon the Parties hereto. Arbitration costs (including, but not limited to, arbitration expenses and lawyer’s fee) shall be borne by the losing party, unless otherwise specified in the award.

Article 9 Effectiveness

This Agreement shall come into effect after it is signed by the Parties until June 24, 2028.

Notwithstanding the foregoing provision, Party A may terminate this Agreement by giving a notice 30 days in advance to the other parties. No other party may terminate this Agreement if the Parties do not reach a unanimous consent through negotiations.

Article 10 Amendments

The Parties shall perform all the provisions of this Agreement once it becomes effective. Any amendment to this Agreement shall be subject to the negotiations of the Parties and made by a written instrument signed by the Parties after obtaining necessary authorizations and approvals.

Article 11 Counterparts

This Agreement is executed in four originals, with each of Party A, Party B, Party C and Party D holding one original.

Article 12 Supplementary Provisions

12.1 Party C and Party D shall undertake the joint and several obligations, commitments and liabilities towards Party A under this Agreement. As far as Party A is concerned, the breach by Party C or Party D shall also constitute a breach by the other party.

12.2 The headings in this Agreement are inserted for convenience of reference only and are not deemed to limit the applicability or affect the meaning of any of its provisions.

12.3 Party A and Party B hereby agree and acknowledge that this Agreement represents the restatement of and conclusive provisions regarding the subject matter hereof and, as from the effective date of this Agreement, substitutes the agreements in connection with the subject matter hereof as concluded by the parties before June 25, 2008.

12.4 In case of anything not covered herein, the Parties may sign a supplementary agreement, which is annexed to and has the same legal effect as this Agreement.

(No text below)

(Signature page, no text below)

Beijing Perfect World Software Co., Ltd. (seal)

[Seal: Beijing Perfect World Software Co., Ltd.]

Authorized representative (signature)

Beijing Huanxiang Zongheng Network Technology Co., Ltd. (seal)

[Seal: Beijing Huanxiang Zongheng Network Technology Co., Ltd.]

Authorized representative (signature)

Yufeng Chi (signature)

/s/ Yufeng Chi

Qi Zhu (signature)

/s/ Qi Zhu

June 25, 2008